Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $33.3 Million, or $0.95 Per Diluted Share, in First Quarter 2019; Revenue Grows by 11% from First Quarter of 2018; Completion of Skagit Bank Integration Complemented by Good Core Deposit Growth

Walla Walla, WA - April 24, 2019 - Banner Corporation (NASDAQ GSM: BANR) ("Banner"), the parent company of Banner Bank and Islanders Bank, today reported net income in the first quarter of 2019 was $33.3 million, or $0.95 per diluted share, compared to $37.5 million, or $1.09 per diluted share, in the preceding quarter and $28.8 million, or $0.89 per diluted share, in the first quarter of 2018. First quarter results include a $676,000 write-down on a former administration building as well as $2.1 million of acquisition related expenses, compared to $4.6 million of acquisition related expenses in the preceding quarter and no acquisition related expenses in the first quarter a year ago. In addition, fourth quarter 2018 profits included a $5.5 million benefit from the revaluation of the Company’s deferred tax asset.
“Our first quarter operating performance continued to reflect the success of our super community bank strategy, which produced solid revenue and additional low-cost core deposit growth,” stated Mark J. Grescovich, President and Chief Executive Officer. “During the quarter, we also benefited from the successful completion of the integration of the Skagit Bank acquisition, which further expands our presence in the growing communities of Northwest Washington. The acquisition of Skagit Bank added $916 million in assets and, after consolidation, six banking locations along the I-5 corridor from Seattle to the Canadian border.”
At March 31, 2019, Banner Corporation had $11.73 billion in assets, $8.60 billion in net loans and $9.38 billion in deposits. Banner operates 176 branch offices located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
First Quarter 2019 Highlights

•
Revenues were $134.2 million during the quarter ended March 31, 2019, compared to $138.5 million during the preceding quarter and increased 11% compared to $120.7 million during the first quarter a year ago.

•	Net interest income, before the provision for loan losses, was $116.1 million, compared to $117.5 million in the preceding quarter and increased 17% from $99.4 million in the first quarter a year ago.

•	Net interest margin was 4.37% for the current quarter, compared to 4.47% in the preceding quarter and 4.35% in the first quarter a year ago.

•	Net loans receivable increased modestly to $8.60 billion at March 31, 2019, compared to $8.59 billion at December 31, 2018 and increased 15% when compared to $7.46 billion at March 31, 2018.

•	Provision for loan losses was $2.0 million for the quarter, increasing the allowance for loan losses to $97.3 million, or 1.12% of total loans, as of March 31, 2019.

•	Core deposits increased 1% to $8.21 billion compared to the preceding quarter and increased 9% compared to a year ago. Core deposits represented 88% of total deposits at March 31, 2019.

•	Quarterly dividends to shareholders for the current quarter were $0.41 per share, an increase of 17% from the quarterly dividend for the first quarter a year ago.

•	Common shareholders’ equity per share increased to $42.99 at March 31, 2019, an increase of 2% from $42.03 at the preceding quarter end and an increase of 11% from $38.68 a year ago.

•	Tangible common shareholders' equity per share* increased to $32.47 at March 31, 2019, an increase of 3% from $31.45 at the preceding quarter end and an increase of 6% from $30.54 a year ago.

•
Non-performing assets increased to $22.0 million, or 0.19% of total assets, at March 31, 2019, compared to $18.9 million, or 0.16% of total assets three months earlier, but decreased when compared to $23.5 million, or 0.23% of total assets, at March 31, 2018.

*Tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to revenue from core operations (which excludes fair value adjustments and gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income) and the adjusted efficiency ratio (which excludes acquisition related expenses, amortization of core deposit intangibles, real estate owned gain (loss) and state/municipal taxes from non-interest expense divided by revenues from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

BANR - First Quarter 2019 Results
April 24, 2019

Certain reclassifications have been made to the 2018 Consolidated Financial Statements and/or schedules to conform to the 2019 presentation. These reclassifications have affected certain line items and ratios for the prior periods but have not changed net income or shareholders’ equity for those periods. The effect of these reclassifications is considered immaterial.
Recent Events
On November 1, 2018, Banner completed its acquisition of Skagit Bancorp, Inc. ("Skagit") and its wholly-owned subsidiary, Skagit Bank, of Burlington, Washington. As of the closing of the transaction, Skagit Bank had eleven retail branches along the I-5 corridor from Seattle to the Canadian border. Pursuant to the previously announced terms of the acquisition, Skagit shareholders received 5.6664 shares of Banner common stock in exchange for each share of Skagit common stock, plus cash in lieu of any fractional shares and to cancel Skagit stock options for a total consideration paid of $180.0 million.
The Skagit merger was accounted for using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and the liabilities of Skagit were measured at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill. The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date. The acquisition accounting is subject to adjustment within a measurement period of one year from the acquisition date. The acquisition provided $915.8 million of assets, $632.4 million of loans, and $810.2 million of deposits to Banner.

Income Statement Review
“Our net interest margin increased slightly from a year ago and contracted during the quarter reflecting rising deposit costs and variability in the discount accretion on acquired loans,” said Grescovich. Banner's net interest margin was 4.37% for the first quarter of 2019, a ten basis-point decrease compared to 4.47% in the preceding quarter and a two basis-point improvement compared to 4.35% in the first quarter a year ago. Acquisition accounting adjustments added seven basis points to the net interest margin in the current quarter, compared to 12 basis points in the preceding quarter and eight basis points in the first quarter a year ago. The total purchase discount for acquired loans was $24.2 million at March 31, 2019, compared to $25.7 million at December 31, 2018 and $19.4 million at March 31, 2018.
Average interest-earning asset yields decreased one basis point to 4.89% compared to 4.90% for the preceding quarter and increased 30 basis points compared to 4.59% in the first quarter a year ago. Average loan yields decreased six basis points to 5.31% compared to 5.37% in the preceding quarter and increased 33 basis points compared to 4.98% in the first quarter a year ago. Loan discount accretion added nine basis points to loan yields in the first quarter of 2019, compared to 16 basis points in the preceding quarter and ten basis points in the first quarter a year ago. Deposit costs were 0.37% in the first quarter of 2019, a five basis-point increase compared to the preceding quarter and a 21 basis-point increase compared to the first quarter a year ago. The total cost of funds was 0.56% during the first quarter of 2019, a ten basis-point increase compared to the preceding quarter and a 31 basis-point increase compared to the first quarter a year ago, largely reflecting an increase in the cost of deposits and in FHLB advances.
Primarily as a result of the origination of new loans, the renewal of acquired loans out of the discounted acquired loan portfolio and net charge-offs, Banner recorded a $2.0 million provision for loan losses in the current quarter, compared to $2.5 million recorded in the prior quarter and $2.0 million in the same quarter a year ago.
Deposit fees and other service charges were $12.6 million in the first quarter of 2019, compared to $12.5 million in the preceding quarter and $11.3 million in the first quarter a year ago. Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, were $3.4 million in the first quarter, compared to $6.0 million in the preceding quarter and $4.9 million in the first quarter of 2018. The lower fees reflected seasonal declines in multifamily and residential mortgage loan production combined with a compression in gain-on-sale spreads. Home purchase activity accounted for 80% of one- to four-family mortgage loan originations in the first quarter of 2019, compared to 78% in the prior quarter and 72% in the first quarter of 2018.
Banner’s first quarter 2019 results included an $11,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and a $1,000 net gain on the sale of securities. In the preceding quarter, results included a $198,000 net gain for fair value adjustments and an $885,000 net loss on the sale of securities. In the first quarter a year ago, results included a $3.3 million net gain for fair value adjustments and a $4,000 net gain on the partial calls of securities.
Total revenues declined 3% to $134.2 million for the first quarter of 2019, compared to $138.5 million in the preceding quarter and increased 11% compared to $120.7 million in the first quarter a year ago. Revenues from core operations* (revenues excluding gains and losses on the sale of securities and the net change in valuation of financial instruments) were $134.2 million in the first quarter of 2019, compared to $139.2 million in the preceding quarter and $117.4 million in the first quarter of 2018.
Total non-interest income was $18.1 million in the first quarter of 2019, compared to $21.0 million in the fourth quarter of 2018 and $21.4 million in the first quarter a year ago. The decline in non-interest income was primarily attributed to lower mortgage banking revenues, specifically lower gains on multifamily loan sales, during the first quarter of 2019 compared to prior periods. In addition, fourth quarter 2018 miscellaneous non-interest income included $834,000 of non-recurring use tax refunds.
Banner’s total non-interest expense was $90.0 million in the first quarter of 2019, compared to $95.4 million in the preceding quarter and $81.7 million in the first quarter of 2018. Acquisition related expenses were $2.1 million for the first quarter of 2019, compared to $4.6 million for the preceding quarter and no acquisition related expenses for the year ago quarter. Banner’s efficiency ratio improved to 67.06% for the current quarter, compared to 68.89% in the preceding quarter and 67.67% in the year ago quarter. Banner’s adjusted efficiency ratio* was 63.32% for the current quarter, compared to 63.06% in the preceding quarter and 67.42% in the year ago quarter.

BANR - First Quarter 2019 Results
April 24, 2019

For the first quarter of 2019, Banner recorded $8.9 million in state and federal income tax expense for an effective tax rate of 21.0%, reflecting in part the benefits from tax exempt income sources. Banner’s normal, expected statutory income tax rate is 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates. Fourth quarter 2018 income tax expense included a $5.5 million benefit from the revaluation of the company’s deferred tax asset.
Balance Sheet Review
Total assets were $11.73 billion at March 31, 2019, compared to $11.87 billion at December 31, 2018 and $10.32 billion at March 31, 2018. The total of securities and interest-bearing deposits held at other banks was $1.89 billion at March 31, 2019, compared to $1.94 billion at December 31, 2018 and $1.75 billion at March 31, 2018. The average effective duration of Banner's securities portfolio was approximately 3.0 years at March 31, 2019, compared to 3.9 years at March 31, 2018.
Net loans receivable increased modestly to $8.60 billion at March 31, 2019, compared to $8.59 billion at December 31, 2018 and increased 15% when compared to $7.46 billion at March 31, 2018. The year-over-year increase in net loans included $631.7 million of portfolio loans acquired in the Skagit acquisition during the preceding quarter. Commercial real estate and multifamily real estate loans increased modestly to $3.95 billion at March 31, 2019, compared to $3.93 billion at December 31, 2018, and increased 14% compared to $3.48 billion a year ago. Commercial business loans increased 3% to $1.52 billion at March 31, 2019, compared to $1.48 billion at December 31, 2018, and increased 18% compared to $1.30 billion a year ago. Agricultural business loans decreased by 8% to $373.3 million at March 31, 2019, compared to $404.9 million three months earlier and increased by 22% compared to $307.2 million a year ago. Total construction, land and land development loans decreased slightly to $1.10 billion at March 31, 2019, compared to $1.11 billion at December 31, 2018 and increased 16% compared to $948.7 million a year earlier. Consumer loans decreased slightly to $777.4 million at March 31, 2019, compared to $785.0 million at December 31, 2018 and increased 12% compared to $693.0 million a year ago. One- to four-family loans were $967.6 million at March 31, 2019, compared to $973.6 million at December 31, 2018 and increased 16% compared to $833.6 million a year ago.
Loans held for sale decreased substantially to $45.9 million at March 31, 2019, compared to $171.0 million at December 31, 2018 and $141.8 million at March 31, 2018. The volume of one- to four- family residential mortgage loans sold was $107.2 million in the current quarter, compared to $130.1 million in the preceding quarter and $124.5 million in the first quarter a year ago. During the first quarter of 2019, Banner sold $149.9 million in multifamily loans, compared to $26.8 million in the preceding quarter and no sales of multifamily loans in the first quarter a year ago.
Total deposits decreased slightly to $9.38 billion at March 31, 2019, compared to $9.48 billion at December 31, 2018 and increased 10% when compared to $8.54 billion a year ago, as the addition of both deposits from the Skagit acquisition and brokered certificates of deposit was partially offset by continuing declines in retail, or non-brokered, certificates of deposit. Non-interest-bearing account balances increased 1% to $3.68 billion at March 31, 2019, compared to $3.66 billion at December 31, 2018 and increased 9% compared to $3.38 billion a year ago. Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased 1% from the prior quarter and increased 9% compared to a year ago. The core deposit balance at December 31, 2018 was positively impacted by $696.3 million of core deposits acquired in the Skagit acquisition. Core deposits represented 88% of total deposits at March 31, 2019, compared to 86% of total deposits three months earlier and 88% of total deposits a year earlier. Certificates of deposit decreased 12% to $1.16 billion at March 31, 2019, compared to $1.32 billion at December 31, 2018 and increased 14% compared to $1.02 billion a year earlier. Brokered deposits decreased to $239.4 million at March 31, 2019, compared to $377.3 million at December 31, 2018 and increased 41% when compared to $169.5 million a year earlier.
On January 1, 2019, Banner adopted Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842). In connection with the adoption of this ASU, Banner recorded a $51 million lease right of use asset and a $53 million lease liability. These amounts are presented in the Statement of Financial Condition in other assets and other liabilities.
At March 31, 2019, total common shareholders' equity was $1.51 billion, or 12.88% of assets, compared to $1.48 billion or 12.46% of assets at December 31, 2018 and $1.25 billion or 12.16% of assets a year ago. At March 31, 2018, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, was $1.14 billion, or 10.05% of tangible assets*, compared to $1.11 billion, or 9.62% of tangible assets, at December 31, 2018 and $990.2 million, or 9.85% of tangible assets, a year ago. Banner's tangible book value per share* increased to $32.47 at March 31, 2019, compared to $30.54 per share a year ago.
There were no repurchases of common stock during the first quarter of 2019. During the fourth quarter of 2018, Banner repurchased 325,000 shares of its common stock and during the first quarter of 2018, Banner repurchased 269,711 shares of its common stock . Banner and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank Act regulatory standards. At March 31, 2019, Banner's common equity Tier 1 capital ratio was 12.53%, its Tier 1 leverage capital to average assets ratio was 10.73%, and its total capital to risk-weighted assets ratio was 13.55%.
Credit Quality
The allowance for loan losses was $97.3 million at March 31, 2019, or 1.12% of total loans outstanding and 504% of non-performing loans compared to $96.5 million at December 31, 2018, or 1.11% of total loans outstanding and 616% of non-performing loans, and $92.2 million at March 31, 2018, or 1.22% of total loans outstanding and 410% of non-performing loans. Net loan charge-offs totaled $1.2 million in the first quarter, compared to net loan charge-offs of $1.3 million in the preceding quarter and net loan recoveries of $1.2 million in the first quarter a year ago. Primarily as a result of the origination of new loans, the renewal of acquired loans out of the discounted acquired loan portfolio and net charge-offs, Banner recorded a $2.0 million provision for loan losses in the current quarter, compared to $2.5 million recorded in the prior quarter and $2.0 million in the year ago quarter. Non-performing loans were $19.3 million at March 31, 2019, compared to $15.7 million at December 31, 2018 and $22.5 million a year ago. Real estate owned and other repossessed assets were $2.7 million at March 31, 2019, compared to $3.2 million at December 31, 2018 and $1.0 million a year ago. The increase compared to a year ago primarily reflects $2.6 million of real estate owned acquired in the Skagit acquisition.

BANR - First Quarter 2019 Results
April 24, 2019

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date. At March 31, 2019, the total purchase discount for acquired loans was $24.2 million.
Banner's non-performing assets were $22.0 million, or 0.19% of total assets, at March 31, 2019, compared to $18.9 million, or 0.16% of total assets, at December 31, 2018, and $23.5 million, or 0.23% of total assets, a year ago. In addition to non-performing assets, purchased credit-impaired loans decreased to $13.3 million at March 31, 2019, when compared to $14.4 million at December 31, 2018, and $19.3 million at March 31, 2018.
Conference Call
Banner will host a conference call on Thursday, April 25, 2019, at 8:00 a.m. PDT, to discuss its first quarter results. To listen to the call on-line, go to www.bannerbank.com. Investment professionals are invited to dial (866) 235-9915 to participate in the call. A replay will be available for one week at (877) 344-7529 using access code 10129817, or at www.bannerbank.com.
About the Company
Banner Corporation is an $11.73 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may," “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” "potential," or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from the Skagit acquisition might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (3) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (7) fluctuations in real estate values; (8) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (9) the ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (12) the costs, effects and outcomes of litigation; (13) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; (15) future acquisitions by Banner of other depository institutions or lines of business; (16) future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors and (17) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - First Quarter 2019 Results
April 24, 2019

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

INTEREST INCOME:
Loans receivable	$115,455	$114,627	$94,022
Mortgage-backed securities	10,507	9,931	7,331
Securities and cash equivalents	4,034	4,183	3,467
	129,996	128,741	104,820
INTEREST EXPENSE:
Deposits	8,643	7,503	3,358
Federal Home Loan Bank advances	3,476	2,072	677
Other borrowings	60	66	70
Junior subordinated debentures	1,713	1,641	1,342
	13,892	11,282	5,447
Net interest income before provision for loan losses	116,104	117,459	99,373
PROVISION FOR LOAN LOSSES	2,000	2,500	2,000
Net interest income	114,104	114,959	97,373
NON-INTEREST INCOME:
Deposit fees and other service charges	12,618	12,539	11,296
Mortgage banking operations	3,415	6,019	4,864
Bank-owned life insurance	1,276	994	853
Miscellaneous	804	2,153	1,037
	18,113	21,705	18,050
Net gain (loss) on sale of securities	1	(885)	4
Net change in valuation of financial instruments carried at fair value	11	198	3,308
Total non-interest income	18,125	21,018	21,362
NON-INTEREST EXPENSE:
Salary and employee benefits	54,640	52,122	50,067
Less capitalized loan origination costs	(4,849)	(4,863)	(4,011)
Occupancy and equipment	13,766	13,490	11,766
Information / computer data services	5,326	5,112	4,381
Payment and card processing services	3,984	4,233	3,700
Professional and legal expenses	2,434	6,669	4,428
Advertising and marketing	1,529	2,588	1,830
Deposit insurance	1,418	1,093	1,341
State/municipal business and use taxes	945	854	713
Real estate operations	(123)	251	439
Amortization of core deposit intangibles	2,052	1,935	1,382
Miscellaneous	6,744	7,310	5,670
	87,866	90,794	81,706
Acquisition related expenses	2,148	4,602	—
Total non-interest expense	90,014	95,396	81,706
Income before provision for income taxes	42,215	40,581	37,029
PROVISION FOR INCOME TAXES	8,869	3,053	8,239
NET INCOME	$33,346	$37,528	$28,790
Earnings per share available to common shareholders:
Basic	$0.95	$1.10	$0.89
Diluted	$0.95	$1.09	$0.89
Cumulative dividends declared per common share	$0.41	$0.38	$0.35
Weighted average common shares outstanding:
Basic	35,050,376	34,221,048	32,397,568
Diluted	35,172,056	34,342,641	32,516,456
(Decrease) increase in common shares outstanding	(30,026)	2,780,015	(302,812)

BANR - First Quarter 2019 Results
April 24, 2019

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$218,458	$231,029	$188,418	(5.4)%	15.9%
Interest-bearing deposits	43,080	41,167	53,630	4.6%	(19.7)%
Total cash and cash equivalents	261,538	272,196	242,048	(3.9)%	8.1%
Securities - trading	25,838	25,896	25,574	(0.2)%	1.0%
Securities - available for sale	1,603,804	1,636,223	1,406,505	(2.0)%	14.0%
Securities - held to maturity	218,993	234,220	262,645	(6.5)%	(16.6)%
Total securities	1,848,635	1,896,339	1,694,724	(2.5)%	9.1%
Federal Home Loan Bank stock	27,063	31,955	18,036	(15.3)%	50.0%
Loans held for sale	45,865	171,031	141,808	(73.2)%	(67.7)%
Loans receivable	8,692,657	8,684,595	7,556,046	0.1%	15.0%
Allowance for loan losses	(97,308)	(96,485)	(92,207)	0.9%	5.5%
Net loans receivable	8,595,349	8,588,110	7,463,839	0.1%	15.2%
Accrued interest receivable	41,220	38,593	32,824	6.8%	25.6%
Real estate owned held for sale, net	2,611	2,611	328	—%	696.0%
Property and equipment, net	171,057	171,809	156,005	(0.4)%	9.6%
Goodwill	339,154	339,154	242,659	—%	39.8%
Other intangibles, net	30,647	32,924	21,251	(6.9)%	44.2%
Bank-owned life insurance	178,202	177,467	163,519	0.4%	9.0%
Other assets	188,302	149,128	140,223	26.3%	34.3%
Total assets	$11,729,643	$11,871,317	$10,317,264	(1.2)%	13.7%
LIABILITIES
Deposits:
Non-interest-bearing	$3,676,984	$3,657,817	$3,383,439	0.5%	8.7%
Interest-bearing transaction and savings accounts	4,535,969	4,498,966	4,141,268	0.8%	9.5%
Interest-bearing certificates	1,163,276	1,320,265	1,018,355	(11.9)%	14.2%
Total deposits	9,376,229	9,477,048	8,543,062	(1.1)%	9.8%
Advances from Federal Home Loan Bank	418,000	540,189	192,195	(22.6)%	117.5%
Customer repurchase agreements and other borrowings	121,719	118,995	101,844	2.3%	19.5%
Junior subordinated debentures at fair value	113,917	114,091	112,516	(0.2)%	1.2%
Accrued expenses and other liabilities	148,027	102,061	72,497	45.0%	104.2%
Deferred compensation	40,560	40,338	41,027	0.6%	(1.1)%
Total liabilities	10,218,452	10,392,722	9,063,141	(1.7)%	12.7%
SHAREHOLDERS' EQUITY
Common stock	1,338,386	1,337,436	1,172,960	0.1%	14.1%
Retained earnings	152,911	134,055	79,773	14.1%	91.7%
Other components of shareholders' equity	19,894	7,104	1,390	180.0%	nm
Total shareholders' equity	1,511,191	1,478,595	1,254,123	2.2%	20.5%
Total liabilities and shareholders' equity	$11,729,643	$11,871,317	$10,317,264	(1.2)%	13.7%
Common Shares Issued:
Shares outstanding at end of period	35,152,746	35,182,772	32,423,673
Common shareholders' equity per share (1)	$42.99	$42.03	$38.68
Common shareholders' tangible equity per share (1) (2)	$32.47	$31.45	$30.54
Common shareholders' tangible equity to tangible assets (2)	10.05%	9.62%	9.85%
Consolidated Tier 1 leverage capital ratio	10.73%	10.98%	11.09%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner occupied	$1,442,724	$1,430,097	$1,278,814	0.9%	12.8%
Investment properties	2,124,049	2,131,059	1,876,937	(0.3)%	13.2%
Multifamily real estate	387,142	368,836	321,039	5.0%	20.6%
Commercial construction	181,888	172,410	163,314	5.5%	11.4%
Multifamily construction	183,203	184,630	159,108	(0.8)%	15.1%
One- to four-family construction	514,468	534,678	434,204	(3.8)%	18.5%
Land and land development:
Residential	187,660	188,508	167,783	(0.4)%	11.8%
Commercial	28,928	27,278	24,331	6.0%	18.9%
Commercial business	1,524,298	1,483,614	1,296,691	2.7%	17.6%
Agricultural business including secured by farmland	373,322	404,873	307,243	(7.8)%	21.5%
One- to four-family real estate	967,581	973,616	833,598	(0.6)%	16.1%
Consumer:
Consumer secured by one- to four-family real estate	564,872	568,979	522,826	(0.7)%	8.0%
Consumer-other	212,522	216,017	170,158	(1.6)%	24.9%
Total loans receivable	$8,692,657	$8,684,595	$7,556,046	0.1%	15.0%
Restructured loans performing under their restructured terms	$13,036	$13,422	$14,264
Loans 30 - 89 days past due and on accrual (1)	$28,972	$25,108	$23,557
Total delinquent loans (including loans on non-accrual), net (2)	$46,616	$38,721	$42,186
Total delinquent loans / Total loans receivable	0.54%	0.45%	0.56%

(1) Includes no purchased credit-impaired loans at March 31, 2019 compared to $3,000 at December 31, 2018 and $1.5 million at March 31, 2018.
(2) Delinquent loans include $480,000 of delinquent purchased credit-impaired loans at March 31, 2019 compared to $519,000 at December 31, 2018 and $2.3 million at March 31, 2018.

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2019		Dec 31, 2018	Mar 31, 2018	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,329,759	49.8%	$4,324,588	$3,490,646	0.1%	24.0%
Oregon	1,639,427	18.9%	1,636,152	1,580,278	0.2%	3.7%
California	1,581,654	18.2%	1,596,604	1,405,411	(0.9)%	12.5%
Idaho	524,705	6.0%	521,026	481,972	0.7%	8.9%
Utah	59,940	0.7%	57,318	83,637	4.6%	(28.3)%
Other	557,172	6.4%	548,907	514,102	1.5%	8.4%
Total loans receivable	$8,692,657	100.0%	$8,684,595	$7,556,046	0.1%	15.0%

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the three months ending March 31, 2019, December 31, 2018, and March 31, 2018 (in thousands):

LOAN ORIGINATIONS	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Commercial real estate	$94,196	$172,885	$65,725
Multifamily real estate	7,617	16,731	735
Construction and land	233,494	397,702	330,923
Commercial business	125,912	206,922	132,987
Agricultural business	32,059	18,901	26,574
One-to four-family residential	31,789	81,522	17,935
Consumer	63,774	72,500	70,533
Total loan originations (excluding loans held for sale)	$588,841	$967,163	$645,412

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$96,485	$95,263	$89,028
Provision for loan losses	2,000	2,500	2,000
Recoveries of loans previously charged off:
Commercial real estate	21	66	1,352
Construction and land	22	23	174
One- to four-family real estate	43	18	290
Commercial business	23	193	170
Agricultural business, including secured by farmland	—	23	—
Consumer	110	102	112
	219	425	2,098
Loans charged off:
Commercial real estate	(431)	—	—
One- to four-family real estate	—	—	(16)
Commercial business	(590)	(684)	(519)
Agricultural business, including secured by farmland	(4)	(415)	(7)
Consumer	(371)	(604)	(377)
	(1,396)	(1,703)	(919)
Net (charge-offs) recoveries	(1,177)	(1,278)	1,179
Balance, end of period	$97,308	$96,485	$92,207
Net (charge-offs) recoveries / Average loans receivable	(0.013)%	(0.015)%	0.015%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Specific or allocated loss allowance:
Commercial real estate	$27,091	$27,132	$23,461
Multifamily real estate	4,020	3,818	2,592
Construction and land	23,713	24,442	28,766
One- to four-family real estate	4,711	4,714	3,779
Commercial business	18,662	19,438	19,885
Agricultural business, including secured by farmland	3,596	3,778	2,999
Consumer	7,980	7,972	5,514
Total allocated	89,773	91,294	86,996
Unallocated	7,535	5,191	5,211
Total allowance for loan losses	$97,308	$96,485	$92,207
Allowance for loan losses / Total loans receivable	1.12%	1.11%	1.22%
Allowance for loan losses / Non-performing loans	504%	616%	410%

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$5,734	$4,088	$6,877
Construction and land	3,036	3,188	984
One- to four-family	1,538	1,544	2,815
Commercial business	3,614	2,936	3,037
Agricultural business, including secured by farmland	2,507	1,751	6,120
Consumer	2,181	1,241	1,237
	18,610	14,748	21,070
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	640	658	591
Commercial business	1	1	1
Agricultural business, including secured by farmland	—	—	820
Consumer	42	247	7
	683	906	1,419
Total non-performing loans	19,293	15,654	22,489
Real estate owned (REO)	2,611	2,611	328
Other repossessed assets	50	592	694
Total non-performing assets	$21,954	$18,857	$23,511
Total non-performing assets to total assets	0.19%	0.16%	0.23%
Purchased credit-impaired loans, net	$13,330	$14,413	$19,316

	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Balance, beginning of period	$2,611	$364	$360
Additions from loan foreclosures	—	139	128
Additions from acquisitions	—	2,593	—
Proceeds from dispositions of REO	—	(453)	—
Gain on sale of REO	—	168	—
Valuation adjustments in the period	—	(200)	(160)
Balance, end of period	$2,611	$2,611	$328

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$3,676,984	$3,657,817	$3,383,439	0.5%	8.7%
Interest-bearing checking	1,174,169	1,191,016	1,043,840	(1.4)%	12.5%
Regular savings accounts	1,865,852	1,842,581	1,637,814	1.3%	13.9%
Money market accounts	1,495,948	1,465,369	1,459,614	2.1%	2.5%
Total interest-bearing transaction and savings accounts	4,535,969	4,498,966	4,141,268	0.8%	9.5%
Total core deposits	8,212,953	8,156,783	7,524,707	0.7%	9.1%
Interest-bearing certificates	1,163,276	1,320,265	1,018,355	(11.9)%	14.2%
Total deposits	$9,376,229	$9,477,048	$8,543,062	(1.1)%	9.8%

GEOGRAPHIC CONCENTRATION OF DEPOSITS					Percentage Change
	Mar 31, 2019		Dec 31, 2018	Mar 31, 2018	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,604,567	59.8%	$5,674,328	$4,766,646	(1.2)%	17.6%
Oregon	1,906,132	20.3%	1,891,145	1,868,043	0.8%	2.0%
California	1,402,213	15.0%	1,434,033	1,454,421	(2.2)%	(3.6)%
Idaho	463,317	4.9%	477,542	453,952	(3.0)%	2.1%
Total deposits	$9,376,229	100.0%	$9,477,048	$8,543,062	(1.1)%	9.8%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Public non-interest-bearing accounts	$92,122	$96,009	$78,714
Public interest-bearing transaction & savings accounts	118,033	121,392	111,597
Public interest-bearing certificates	29,572	30,089	24,928
Total public deposits	$239,727	$247,490	$215,239
Total brokered deposits	$239,444	$377,347	$169,523

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(in thousands)

ACQUISITION OF SKAGIT BANCORP, INC.
The following table* provides the estimated fair value of the assets acquired and liabilities assumed in the Skagit acquisition at November 1, 2018 (in thousands):
	November 1, 2018

Cash paid		$329
Fair value of common shares issued		179,709
Total consideration		180,038

Fair value of assets acquired:
Cash and cash equivalents	19,167
Securities	210,326
Loans receivable	632,374
Real estate owned held for sale	2,593
Property and equipment	15,788
Core deposit intangible	16,368
Deferred tax asset	95
Other assets	19,110
Total assets acquired	915,821

Fair value of liabilities assumed:
Deposits	810,209
Other liabilities	22,069
Total liabilities assumed	832,278

Net assets acquired		83,543

Goodwill		$96,495

* Amounts recorded in this table are preliminary estimates of fair value. Additional adjustments to the acquisition accounting may be required with a measurement period of one-year from the acquisition date.

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,323,711	13.55%	$781,580	8.00%	$976,975	10.00%
Tier 1 capital to risk-weighted assets	1,223,804	12.53%	586,185	6.00%	586,185	6.00%
Tier 1 leverage capital to average assets	1,223,804	10.73%	456,375	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,087,804	11.13%	439,639	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,236,021	12.91%	766,195	8.00%	957,744	10.00%
Tier 1 capital to risk-weighted assets	1,138,596	11.89%	574,646	6.00%	766,195	8.00%
Tier 1 leverage capital to average assets	1,138,596	10.23%	445,258	4.00%	556,572	5.00%
Common equity tier 1 capital to risk-weighted assets	1,138,596	11.89%	430,985	4.50%	622,534	6.50%
Islanders Bank:
Total capital to risk-weighted assets	35,180	18.44%	15,262	8.00%	19,077	10.00%
Tier 1 capital to risk-weighted assets	32,794	17.19%	11,446	6.00%	15,262	8.00%
Tier 1 leverage capital to average assets	32,794	11.86%	11,065	4.00%	13,831	5.00%
Common equity tier 1 capital to risk-weighted assets	32,794	17.19%	8,585	4.50%	12,400	6.50%

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$98,005	$1,121	4.64%	$83,741	$1,056	5.00%	$58,669	$681	4.71%
Mortgage loans	6,833,933	88,602	5.26%	6,573,278	88,560	5.35%	6,006,530	73,665	4.97%
Commercial/agricultural loans	1,703,503	22,812	5.43%	1,631,133	22,257	5.41%	1,456,303	17,423	4.85%
Consumer and other loans	183,451	2,920	6.46%	172,934	2,754	6.32%	140,627	2,253	6.50%
Total loans(1)	8,818,892	115,455	5.31%	8,461,086	114,627	5.37%	7,662,129	94,022	4.98%
Mortgage-backed securities	1,392,118	10,507	3.06%	1,400,508	9,931	2.81%	1,057,878	7,331	2.81%
Other securities	484,134	3,479	2.91%	474,659	3,633	3.04%	462,947	3,090	2.71%
Interest-bearing deposits with banks	44,757	289	2.62%	54,577	305	2.22%	64,512	231	1.45%
FHLB stock	31,761	266	3.40%	22,791	245	4.26%	16,549	146	3.58%
Total investment securities	1,952,770	14,541	3.02%	1,952,535	14,114	2.87%	1,601,886	10,798	2.73%
Total interest-earning assets	10,771,662	129,996	4.89%	10,413,621	128,741	4.90%	9,264,015	104,820	4.59%
Non-interest-earning assets	1,031,591			903,165			805,503
Total assets	$11,803,253			$11,316,786			$10,069,518
Deposits:
Interest-bearing checking accounts	$1,153,949	475	0.17%	$1,131,030	403	0.14%	$1,003,929	246	0.10%
Savings accounts	1,854,123	1,920	0.42%	1,779,288	1,505	0.34%	1,601,671	627	0.16%
Money market accounts	1,490,326	2,251	0.61%	1,440,889	1,638	0.45%	1,442,685	666	0.19%
Certificates of deposit	1,253,613	3,997	1.29%	1,287,114	3,957	1.22%	998,738	1,819	0.74%
Total interest-bearing deposits	5,752,011	8,643	0.61%	5,638,321	7,503	0.53%	5,047,023	3,358	0.27%
Non-interest-bearing deposits	3,605,922	—	—%	3,608,930	—	—%	3,282,686	—	—%
Total deposits	9,357,933	8,643	0.37%	9,247,251	7,503	0.32%	8,329,709	3,358	0.16%
Other interest-bearing liabilities:
FHLB advances	534,238	3,476	2.64%	311,046	2,072	2.64%	155,540	677	1.77%
Other borrowings	118,008	60	0.21%	117,724	66	0.22%	101,111	70	0.28%
Junior subordinated debentures	140,212	1,713	4.95%	140,212	1,641	4.64%	140,212	1,342	3.88%
Total borrowings	792,458	5,249	2.69%	568,982	3,779	2.64%	396,863	2,089	2.13%
Total funding liabilities	10,150,391	13,892	0.56%	9,816,233	11,282	0.46%	8,726,572	5,447	0.25%
Other non-interest-bearing liabilities(2)	151,937			92,003			65,978
Total liabilities	10,302,328			9,908,236			8,792,550
Shareholders' equity	1,500,925			1,408,550			1,276,968
Total liabilities and shareholders' equity	$11,803,253			$11,316,786			$10,069,518
Net interest income/rate spread		$116,104	4.33%		$117,459	4.44%		$99,373	4.34%
Net interest margin			4.37%			4.47%			4.35%
Additional Key Financial Ratios:
Return on average assets			1.15%			1.32%			1.16%
Return on average equity			9.01%			10.57%			9.14%
Average equity/average assets			12.72%			12.45%			12.68%
Average interest-earning assets/average interest-bearing liabilities			164.59%			167.76%			170.17%
Average interest-earning assets/average funding liabilities			106.12%			106.09%			106.16%
Non-interest income/average assets			0.62%			0.74%			0.86%
Non-interest expense/average assets			3.09%			3.34%			3.29%
Efficiency ratio(4)			67.06%			68.89%			67.67%
Adjusted efficiency ratio(5)			63.32%			63.06%			67.42%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes acquisition related expense, amortization of core deposit intangibles (CDI), REO gain (loss), and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

REVENUE FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Net interest income before provision for loan losses	$116,104	$117,459	$99,373
Total non-interest income	18,125	21,018	21,362
Total GAAP revenue	134,229	138,477	120,735
Exclude net (gain) loss on sale of securities	(1)	885	(4)
Exclude change in valuation of financial instruments carried at fair value	(11)	(198)	(3,308)
Revenue from core operations (non-GAAP)	$134,217	$139,164	$117,423

EARNINGS FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Net income (GAAP)	$33,346	$37,528	$28,790
Exclude net (gain) loss on sale of securities	(1)	885	(4)
Exclude change in valuation of financial instruments carried at fair value	(11)	(198)	(3,308)
Exclude acquisition related expenses	2,148	4,602	—
Exclude related tax (benefit) expense	(513)	(1,159)	795
Exclude tax adjustments related to tax reform and valuation reserves	—	(4,207)	—
Total earnings from core operations (non-GAAP)	$34,969	$37,451	$26,273

Diluted earnings per share (GAAP)	$0.95	$1.09	$0.89
Diluted core earnings per share (non-GAAP)	$0.99	$1.09	$0.81

BANR - First Quarter 2019 Results
April 24, 2019

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Non-interest expense (GAAP)	$90,014	$95,396	$81,706
Exclude acquisition related expenses	(2,148)	(4,602)	—
Exclude CDI amortization	(2,052)	(1,935)	(1,382)
Exclude state/municipal tax expense	(945)	(854)	(713)
Exclude REO gain (loss)	123	(251)	(439)
Adjusted non-interest expense (non-GAAP)	$84,992	$87,754	$79,172

Net interest income before provision for loan losses (GAAP)	$116,104	$117,459	$99,373
Non-interest income (GAAP)	18,125	21,018	21,362
Total revenue	134,229	138,477	120,735
Exclude net (gain) loss on sale of securities	(1)	885	(4)
Exclude net change in valuation of financial instruments carried at fair value	(11)	(198)	(3,308)
Revenue from core operations (non-GAAP)	$134,217	$139,164	$117,423

Efficiency ratio (GAAP)	67.06%	68.89%	67.67%
Adjusted efficiency ratio (non-GAAP)	63.32%	63.06%	67.42%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Shareholders' equity (GAAP)	$1,511,191	$1,478,595	$1,254,123
Exclude goodwill and other intangible assets, net	369,801	372,078	263,910
Tangible common shareholders' equity (non-GAAP)	$1,141,390	$1,106,517	$990,213

Total assets (GAAP)	$11,729,643	$11,871,317	$10,317,264
Exclude goodwill and other intangible assets, net	369,801	372,078	263,910
Total tangible assets (non-GAAP)	$11,359,842	$11,499,239	$10,053,354
Common shareholders' equity to total assets (GAAP)	12.88%	12.46%	12.16%
Tangible common shareholders' equity to tangible assets (non-GAAP)	10.05%	9.62%	9.85%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity	$1,141,390	$1,106,517	$990,213
Common shares outstanding at end of period	35,152,746	35,182,772	32,423,673
Common shareholders' equity (book value) per share (GAAP)	$42.99	$42.03	$38.68
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$32.47	$31.45	$30.54